Exhibit 99.1

The Empire District Electric Company Announces Upgrade in Ratings by Standard & Poor's

JOPLIN, Mo.--(BUSINESS WIRE)--March 7, 2013--The Empire District Electric Company (NYSE:EDE) reported today that, on March 6, 2013, Standard & Poor's announced that it had upgraded the Company's corporate credit rating to BBB from BBB-, senior secured debt to A- from BBB+, senior unsecured debt to BBB from BBB- and the Company's commercial paper rating to A-2 from A-3. S&P's outlook for Empire is stable.

S&P indicated in its press release that the upgrade could be traced to Empire’s effective management of regulatory risk, including the recent approval of its rate settlement in Missouri, continued recovery in its service area following the May 2011 tornado, and better-than-expected financial performance. Although S&P stated that they expect key financial measures to slip as Empire’s construction spending accelerates, they indicated their expectation that Empire's overall financial condition should remain suitable for the mid 'BBB' rating category.

In making the announcement, Laurie Delano, Vice-President and CFO, stated, "We are very pleased with the action taken by Standard & Poor's in upgrading our credit ratings. We view this as a positive result of our continued focus on and execution of our operational and financial plans. We expect that the result of these higher ratings will be lower future debt costs for our customers."

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 216,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services. For more information regarding Empire, visit www.empiredistrict.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, earnings, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K.

CONTACT:
The Empire District Electric Company
Media Communications
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
Investor Relations
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com